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                                UNITED STATES          OMB Number:  3235-0145
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                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                              (Amendment No. One )*

                           Alarmguard Holdings, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $.0001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   011649100
                                 ------------
                                (CUSIP Number)

                               December 31, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

               [ ]  Rule 13d-1(b)
               [ ]  Rule 13d-1(c)
               [X]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                              Page 1 of 17 pages

CUSIP No.   011649100            SCHEDULE 13G                Page 2 of 17  Pages
            ---------                                             --   --
--------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Canaan Venture Limited Partnership
--------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
 (3) SEC USE ONLY

--------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware Limited Partnership
--------------------------------------------------------------------------------
                            (5)  SOLE VOTING POWER

                                 233,965
        NUMBER OF           ----------------------------------------------------
         SHARES             (6)  SHARED VOTING POWER
     BENEFICIALLY
        OWNED BY                 559,138
         EACH               ----------------------------------------------------
       REPORTING            (7)  SOLE DISPOSITIVE POWER
     PERSON WITH
                                 233,965
                            ----------------------------------------------------
                            (8)  SHARED DISPOSITIVE POWER

                                 559,138
--------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON

     793,103
--------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*                                                        [ ]
--------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     14.2%
--------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON *

     PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 17 pages

CUSIP No.   011649100            SCHEDULE 13G                Page 3 of 17  Pages
            ---------                                             --   --
--------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Canaan Venture Offshore Limited Partnership, C.V.
--------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
 (3) SEC USE ONLY

--------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

     Netherlands Antilles Limited Partnership
--------------------------------------------------------------------------------
                            (5)  SOLE VOTING POWER

                                 559,138
        NUMBER OF           ----------------------------------------------------
         SHARES             (6)  SHARED VOTING POWER
     BENEFICIALLY
        OWNED BY                 233,965
         EACH               ----------------------------------------------------
       REPORTING            (7)  SOLE DISPOSITIVE POWER
     PERSON WITH
                                 559,138
                            ----------------------------------------------------
                            (8)  SHARED DISPOSITIVE POWER

                                 233,965
--------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON

     793,103
--------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*                                                         [ ]
--------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     14.2%
--------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON *

     PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 17 pages

CUSIP No.   011649100            SCHEDULE 13G                Page 4 of 17  Pages
            ---------                                             --   --
--------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Canaan Management Limited Partnership
--------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
 (3) SEC USE ONLY

--------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware Limited Partnership
--------------------------------------------------------------------------------
                            (5)  SOLE VOTING POWER

                                 0
        NUMBER OF           ----------------------------------------------------
         SHARES             (6)  SHARED VOTING POWER
     BENEFICIALLY
        OWNED BY                 793,103
         EACH               ----------------------------------------------------
       REPORTING            (7)  SOLE DISPOSITIVE POWER
      PERSON WITH
                                 0
                            ----------------------------------------------------
                            (8)  SHARED DISPOSITIVE POWER

                                 793,103
--------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON

     793,103
--------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*                                                         [ ]
--------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     14.2%
--------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON *

     PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 17 pages

CUSIP No.   011649100            SCHEDULE 13G                Page 5 of 17  Pages
            ---------                                            ---   ---
--------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Canaan Offshore Management, N.V.
--------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
 (3) SEC USE ONLY

--------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

     Netherlands Antilles Corporation
--------------------------------------------------------------------------------
                            (5)  SOLE VOTING POWER

                                 0
        NUMBER OF           ----------------------------------------------------
         SHARES             (6)  SHARED VOTING POWER
     BENEFICIALLY
        OWNED BY                 559,138
         EACH               ----------------------------------------------------
       REPORTING            (7)  SOLE DISPOSITIVE POWER
      PERSON WITH
                                 0
                            ----------------------------------------------------
                            (8)  SHARED DISPOSITIVE POWER

                                 559,138
--------------------------------------------------------------------------------
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON

     559,138
--------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*                                                         [ ]
--------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     10.0%
--------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON *

     CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 17 pages

CUSIP No.   011649100            SCHEDULE 13G                Page 6 of 17  Pages
            ---------                                            ---   ---
--------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Canaan Venture Partners L.P.
--------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
 (3) SEC USE ONLY

--------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware Limited Partnership
--------------------------------------------------------------------------------
                            (5)  SOLE VOTING POWER

                                 0
        NUMBER OF           ----------------------------------------------------
         SHARES             (6)  SHARED VOTING POWER
     BENEFICIALLY
        OWNED BY                 793,103
         EACH               ----------------------------------------------------
       REPORTING            (7)  SOLE DISPOSITIVE POWER
      PERSON WITH
                                 0
                            ----------------------------------------------------
                            (8)  SHARED DISPOSITIVE POWER

                                 793,103
--------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON

     793,103
--------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*                                                         [ ]
--------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     14.2%
--------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON *

     PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 17 pages

CUSIP No.   011649100            SCHEDULE 13G                Page 7 of 17  Pages
            ---------                                            ---   ---
--------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     James J. Fitzpatrick
--------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
 (3) SEC USE ONLY

--------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                            (5)  SOLE VOTING POWER

                                 0
        NUMBER OF           ----------------------------------------------------
         SHARES             (6)  SHARED VOTING POWER
     BENEFICIALLY
        OWNED BY                 793,103
         EACH               ----------------------------------------------------
       REPORTING            (7)  SOLE DISPOSITIVE POWER
      PERSON WITH
                                 0
                            ----------------------------------------------------
                            (8)  SHARED DISPOSITIVE POWER

                                 793,103
--------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON

     793,103
--------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*                                                         [ ]
--------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     14.2%
--------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON *

     IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 7 of 17 pages

ITEM 1(a).     NAME OF ISSUER

               Alarmguard Holdings, Inc.

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

               125 Frontage Road
               Orange, CT  06477

ITEM 2(a).     NAME OF PERSON FILING

               This statement is filed by Canaan Venture Limited Partnership, a Delaware limited partnership, ("Canaan Venture"), Canaan Venture Offshore Limited Partnership C.V., a Netherlands Antilles limited partnership ("Canaan Venture Offshore"), Canaan Management Limited Partnership, a Delaware limited partnership, ("Canaan Management"), Canaan Offshore Management, N.V., a Netherlands Antilles corporation ("Canaan Corporation"), Canaan Venture Partners L.P., a Delaware limited partnership, ("Canaan Partners") and James J. Fitzpatrick, (the "Partner"). Canaan Management (which serves as the sole general partner of Canaan Venture and one of the two general partners of Canaan Venture Offshore), Canaan Corporation (which serves as the other general partner of Canaan Venture Offshore), Canaan Partners (which serves as the general partner of Canaan Management) and the Partner (who serve as a general partner of Canaan Partners), are collectively referred to as the "Reporting Persons" in this
               Schedule 13G.

ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

               Except in the case of Canaan Venture Offshore, and Canaan Corporation, the principal business address of the Reporting Persons is 105 Rowayton Avenue, Rowayton, CT 06853. The principal address of Canaan Venture Offshore and Canaan Corporation is c/o ABN Trustcompany, Pietermaai 15, Curacao, the Netherlands Antilles.

ITEM 2(c).     CITIZENSHIP

               Each of Canaan Venture, Canaan Management and Canaan Partners is a limited partnership organized under the laws of Delaware. Canaan Venture Offshore is a limited partnership and Canaan Corporation is a corporation, each organized under the laws of the Netherlands Antilles. The Partner is a citizen of the United States.

ITEM 2(d).     TITLE OF CLASS OF SECURITIES

               This Schedule 13G report relates to the Common Stock, par value $.0001 ("Common Stock") of Alarmguard Holdings, Inc. ("the Company").

                               Page 8 of 17 pages

ITEM 2(e).     CUSIP NUMBER

               CUSIP number 011649100.

ITEM 3. IF THIS STATEMENT IF FILED PURSUANT TO RULES 13D-1(b), OR 13D-2(b), CHECK WHETHER THE PERSON FILING IS A:

               None.

ITEM 4.        OWNERSHIP

(a) Canaan Venture owns 233,965 shares of Common Stock and Canaan Venture Offshore owns 559,138 shares of Common Stock. All other Reporting Persons hold their respective beneficially owned shares due to their relationships to the above Partnerships as outlined in Item 2.

(b) By virtue of their common control, Canaan Venture and Canaan Venture Offshore each may be deemed to be the beneficial owners of 793,103 shares of Common Stock, representing beneficial ownership of 14.2% of the Company. Canaan Management, by virtue of its status as general partner of Canaan Venture and Canaan Venture Offshore, may be deemed to be the beneficial owner of 793,103 shares, representing beneficial ownership of 14.2%. Canaan Corporation, by virtue of its status as a general partner of Canaan Venture Offshore, may be deemed to be the beneficial owner of 559,138 shares, representing beneficial ownership of 10.0%. By virtue of his status as a general partner of Canaan Management, Canaan Partners may be deemed to be the beneficial owner of 793,103 shares, representing beneficial ownership of 14.2%. By virtue of his status as a general partner of Canaan Partners, the Partner may be deemed to be the beneficial owner of 793,103 shares representing in the case of the Partner, beneficial ownership of 14.2%. The foregoing percentages are calculated based on the 5,593,948 shares of Common Stock reported to be outstanding in the Quarterly Report on Form 10-Q of the Issuer for the quarter ended June 30, 1998.





                                                            NUMBER OF SHARES
                                           -------------------------------------------------
                                             (i)          (ii)          (iii)         (iv)
                                           --------     -------        -------      --------
(c) REPORTING PERSON
Canaan Venture                              233,965     559,138        233,965       559,138
Canaan Venture Offshore                     559,138     233,965        559,138       233,965
Canaan Management                                 0     793,103              0       793,103
Canaan Corporation                                0     559,138              0       559,138
Canaan Partners                                   0     793,103              0       793,103
James J. Fitzpatrick                              0     793,103              0       793,103


(i)   Sole power to vote or direct the vote
(ii)  Shared power to vote or to direct the vote
(iii) Sole power to dispose or to direct the disposition of
(iv)  Shared power to dispose or to direct the disposition of

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
         Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON Not applicable.


                               Page 9 of 17 pages

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
         Each of the reporting persons expressly disclaims membership in a "Group" as defined in Rule 13d-1 (b) (ii) (J).

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
         Not applicable.

ITEM 10. CERTIFICATION
         Not applicable. This Schedule 13G is not filed pursuant to Rule
         13d-1(b).

DATE:    February 10, 1999

                              Page 10 of 17 pages

                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Canaan Venture Limited Partnership
By: Canaan Management Limited Partnership
    Its General Partner
By: Canaan Venture Partners L.P.
    Its General Partner

By:                 *
    ---------------------------------------
    General Partner

Canaan Venture Offshore Limited Partnership, C. V.
By: Canaan Management Limited Partnership
    Its General Partner
By: Canaan Venture Partners L.P.
    Its General Partner

By:                 *
    ---------------------------------------
    General Partner

Canaan Management Limited Partnership
By: Canaan Venture Partners L.P.
    Its General Partner

By:                 *
    ---------------------------------------
    General Partner


Canaan Offshore Management, N.V.

By:                 *
    ---------------------------------------
    Director

Canaan Venture Partners L.P.

By:                 *
    ---------------------------------------
    General Partner



                              Page 11 of 17 pages

                    *
---------------------------------------
James J. Fitzpatrick



                                                   *By: /s/ Guy M. Russo
                                                        ------------------------
                                                        Guy M. Russo
                                                        Attorney-in-Fact

----------------------------------------------------------------------------
This Schedule 13G was executed by Guy M. Russo pursuant to Powers of Attorney filed with the Securities and Exchange Commission on April 22, 1997, in connection with a Schedule 13D for Alarmguard Holdings, Inc., which Powers of Attorney are incorporated herein by reference and copies of which are attached hereto as Exhibit 2.

                              Page 12 of 17 pages